BROWN & WOOD LLP
                     One World Trade Center
                    New York, N.Y. 10048-0557
                     Telephone: 212-839-5300
                     Facsimile 212-839-5599


                                         October 21, 1996



Merrill Lynch California Municipal Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection with the notice

 (the"Notice") to be filed by Merrill Lynch California Municipal

Series Trust, a Massachusetts business trust (the "Trust"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

The Notice is being filed to make definite the registration

under the Securities Act of 1933, as amended, of 1,756,394

shares of beneficial interest, par value $0.10 per share, of the Trust (the "Shares") which were sold during the Trust's

fiscal year ended August 31, 1996.  The shares all relate to the series designated Merrill Lynch California Insured Municipal

 Bond Fund, which is one of two existing series of the Trust.

     As counsel for the Trust, we are familiar with the

proceedings taken by it in connection with the authorization,

issuance and sale of the Shares.  In addition, we have examined and are familiar with the Declaration of Trust of the Trust, the

By-Laws of the Trust and such other documents as we have

deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the

Shares were legally issued, fully paid and non-assessable.

     In rendering this opinion, we have relied as to matters of

Massachusetts law upon an opinion of Bingham, Dana & Gould LLP,

dated October 18, 1996, rendered to the Trust.

     We hereby consent to the filing of this opinion with the

Securities and Exchange Commission as an attachment to the

Notice.

                                   Very truly yours,

                                   /s/ Brown & Wood LLP